Exhibit(h)(2)

                          EXPENSE LIMITATION AGREEMENT

     THIS AGREEMENT, dated as of August ___, 2007, is made and entered into by and between The Coventry Group, a Massachusetts business trust (the "Trust"), on behalf of the investment series set forth on Schedule A attached hereto (the "Fund"), and Thrasher Capital Management, LLC (the "Adviser").

     WHEREAS, the Adviser has been appointed the investment adviser of Fund pursuant to an Investment Advisory Agreement between the Trust and the Adviser dated August ___, 2007 (the "Advisory Agreement"); and

     WHEREAS, the Trust and the Adviser desire to enter into the arrangements described herein relating to certain expenses of the Fund;

     NOW, THEREFORE, the Trust and the Adviser hereby agree as follows:

     1. The Adviser agrees, subject to Section 2 hereof, to reduce the fees payable to it under the Advisory Agreement (but not below zero) and/or reimburse other expenses of the Fund, to the extent necessary to limit the total operating expenses of each class of shares of the Fund (exclusive of brokerage costs, interest, taxes, dividends, litigation, indemnification, expenses associated with the investments in underlying investment companies and extraordinary expenses (as determined under generally accepted principles) ("Operating Expenses")), to the amount of the "Maximum Operating Expense Limit" applicable to each class of the Fund as set forth across from the name of each respective class of the Fund on the attached Schedule A.

     2. The Fund agrees to pay to the Adviser the amount of fees (including any amounts foregone through limitation or reimbursed pursuant to Section 1 hereof) that, but for Section 1 hereof, would have been payable by the Fund to the Adviser pursuant to the Advisory Agreement or which have been reimbursed in accordance with Section 1 (the "Deferred Fees"), subject to the limitations provided in this Section. Such repayment shall be made monthly, but only if the operating expenses of the Fund (exclusive of Operating Expenses), without regard to such repayment, are at an annual rate (as a percentage of the average daily net assets of the Fund) equal to or less than the "Maximum Operating Expense Limit" for each respective class of shares of the Fund, as set forth on Schedule
A. Furthermore, the amount of Deferred Fees paid by a Fund in any month shall be limited so that the sum of (a) the amount of such payment and (b) the other operating expenses of the Fund (exclusive of Operating Expenses) do not exceed the above-referenced "Maximum Operating Expense Limit" for such Fund.

     Deferred Fees with respect to any fiscal year of a Fund shall not be payable by the Fund to the extent that the amounts payable by the Fund pursuant to the preceding paragraph during the period ending three years after the end of such fiscal year are not sufficient to pay such Deferred Fees. In no event will a Fund be obligated to pay any fees waived or deferred by the Adviser with respect to any other series of the Trust.

     3. This Agreement shall automatically renew effective ________ of every year, until such time as the Adviser provides written notice of non-renewal to the Trust. Such annual renewal will have the effect of extending this Agreement for an additional one-year term. Any notice of non-renewal of this Agreement shall be prospective only, and shall not affect the Adviser's or the Trust's existing obligations under this Agreement.

     4. A copy of the Agreement and Declaration of Trust establishing the Trust is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this Agreement is executed by the Trust on behalf of the Fund by an officer of the Trust as an officer and not individually and that the obligations of or arising out of this Agreement are not binding upon any of the Trustees, officers or shareholders individually but are binding only upon the assets and property belonging to the Fund.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

THE COVENTRY GROUP                      THRASHER CAPITAL MANAGEMENT, LLC


By:                                     By:
    ---------------------------------       ------------------------------------
Name:                                   Name:
      -------------------------------         ----------------------------------
Title:                                  Title:
       ------------------------------          ---------------------------------

                                                    Dated as of: August __, 2007

                                   SCHEDULE A

                       TO THE EXPENSE LIMITATION AGREEMENT
                         BETWEEN THE COVENTRY GROUP AND
                        THRASHER CAPITAL MANAGEMENT, LLC

                            OPERATING EXPENSE LIMITS

Fund Name and Share Class           Maximum Operating Expense Limit*
--------------------------          --------------------------------
GendeX Fund - Investor Class                     1.50%
GendeX Fund - Institutional Class                1.00%

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*    Expressed as a percentage of the Fund's average daily net assets.